Series 8 - SunAmerica International Equity Fund

During the period ended March 31, 2009, the SunAmerica
Focused Multi-Asset Strategy Portfolio (the "Acquiring
Fund"), acquired shares of the SunAmerica Focused
International Fund, which is a series of the registrant (the "Acquired Fund"), through a series of transactions. As of March 31, 2009, the Acquiring Fund owned approximately 30.3% of the Acquired Fund. As of September 30, 2009, the Acquiring
Fund did not hold any shares of the Acquired Fund.


Series 12 - SunAmerica International Small-Cap Fund

During the period ended March 31, 2009, the SunAmerica
Focused Multi-Asset Strategy Portfolio (the "Acquiring
Fund"), acquired shares of the SunAmerica Focused
International Small-Cap Fund, which is a series of the registrant (the "Acquired Fund"), through a series of transactions. As of March 31, 2009, the Acquiring Fund owned approximately 75.5% of the Acquired Fund. As of September 30, 2009, the Acquiring
Fund did not hold any shares of the Acquired Fund.